Exhibit 5.2

March 11, 2022

BioXcel Therapeutics, Inc.

555 Long Wharf Drive

New Haven, Connecticut 06511

Re:             Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (Registration No. 333-240118)

Ladies and Gentlemen:

I am Senior Vice President, Chief Legal Officer and Corporate Secretary of BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”). In connection with the filing with the Securities and Exchange Commission (the “Commission”) by the Company on the date hereof of the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (the “Post-Effective Amendment”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating, among other things, to the registration for resale from time to time by the selling stockholder named therein of up to an aggregate of 8,546,750 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), I am furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to the General Corporation Law of the State of Delaware, and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained in the Prospectus under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Javier Rodriguez
Name: Javier Rodriguez
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary